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AKSYS, LTD. AND SUBSIDIARY                                            Exhibit 11
(a development stage enterprise)

Statement Regarding Computation of Net Loss Per Share

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
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                                             Three months ended                    Nine months ended
                                     ---------------------------------     ---------------------------------
                                     Sept. 30, 1997     Sept. 30, 1996     Sept. 30, 1997     Sept. 30, 1996
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
Net loss                             $   (3,062,334)    $   (1,989,623)    $  (10,314,661)    $   (5,382,129)
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Weighted average shares used
  to compute net loss per share:
    Weighted average common
      shares outstanding*                13,787,108         13,685,212         13,766,980         11,911,057
    Additional shares pursuant
      to SAB83 computation                       --                 --                 --            109,752
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                                         13,787,108         13,685,212         13,766,980         12,020,809
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Net loss per share                   $        (0.22)    $        (0.15)    $        (0.75)    $        (0.45)
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    *  Includes conversion of preferred shares.